Exhibit 99.1

UNIVERSAL ORLANDO RELEASES FINANCIAL RESULTS FOR 2010

ORLANDO, FLORIDA (February 14, 2011) – Universal Orlando released financial results for 2010 today, confirming continued strong interest in its destination.

For the three months ending December 31, 2010, Universal City Development Partners Ltd. (d/b/a Universal Orlando), which owns and operates Universal Studios Florida, Universal’s Islands of Adventure and Universal CityWalk, reported a 46 percent increase in attendance over the same period from 2009, to 3.3 million from 2.3 million. Revenue increased 81 percent to $359 million from $199 million. EBITDA for the quarter increased to $151 million from $62 million. Operating income increased to $115 million from $30 million.

For the 12-month period ending December 31, 2010, Universal Orlando reported a 20 percent increase in attendance, to 11.2 million from 9.3 million. Revenue for 2010 increased 41 percent, to $1.13 billion from $803 million. EBITDA for 2010 increased to $391 million from $260 million. Operating income increased to $267 million from $149 million.

“2010 was an important and exciting year for Universal Orlando, our guests and our team-members,” said Bill Davis, president of Universal Orlando. “We look forward to 2011 and we will continue to work hard at providing a great experience for our guests.”

About Universal Orlando Resort

There are many ways to enjoy your Orlando vacation – but there is only one Universal Orlando Resort. It is a completely separate destination featuring two theme parks, three magnificently themed on-site hotels and a nighttime entertainment complex. It’s the only Orlando destination where you are not just entertained – you are part of the most exhilarating entertainment ever created. You can soar above Hogwarts with Harry Potter, swing above the streets with Spider-Man, battle aliens alongside Agent J, help Shrek save Princess Fiona and create mischief with Bart Simpson. More information is available at www.universalorlando.com.

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Media Contacts:	Universal Orlando Public Relations – (407) 363-8220
http://media.universalorlando.com